Independent Auditors' Consent



To the Shareholders and Board of Directors of Managed Municipals Portfolio Inc.:

We consent to the use of our report dated July 14, 1997 for the Managed Municipals Portfolio Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Experts" in the Prospectus and "Independent Public Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick
LLP


New York, New York
September 12, 1997